Exhibit 99.1

TherapeuticsMD Announces Third Quarter 2024 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)—November 12, 2024 -- TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Results

Net Income (Loss) from Continuing Operations

●	Net loss from continuing operations was $(567) thousand, or $(0.05) per basic and diluted common share, compared to a net loss of $(1.4) million, or $(0.13) per basic and diluted common share, for the third quarter of 2023.

License and Service Revenues from Continuing Operations

●	License revenue, primarily from the Mayne License Agreement, totaled $547 thousand for the third quarter of 2024, an increase of $600 thousand, compared to $(53) thousand in license revenue for the third quarter of 2023. The increase is primarily attributable to changes in sales of licensed products. Reported negative license revenue of ($53) thousand in the third quarter of 2023 was due to product sales adjustments reported by our licensees.

Total Operating Expenses from Continuing Operations

●	Total operating expenses for the third quarter of 2024 were $1.4 million, a decrease of $314 thousand, or 18.3%, compared to $1.7 million for the third quarter of 2023. This decrease was due to the further optimization of our business through the reduction of costs following our transition to a royalty-based business.

Evaluation of Strategic Alternatives

●	The Company continues to evaluate a variety of strategic alternatives that may include, but not be limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions involving the Company. Although the Company is exploring potential strategic alternatives, there can be no assurance of a transaction, a successful outcome of these efforts, or the form or timing of any such outcome. The Company has not set a timetable for completion of this exploration process and does not intend to disclose further developments unless and until it is determined that disclosure is appropriate or necessary.

Balance Sheet

●	As of September 30, 2024, the Company’s cash and cash equivalents totaled $5.0 million.

About TherapeuticsMD

TherapeuticsMD was previously a women’s healthcare company with a mission of creating and commercializing innovative products to support the lifespan of women from pregnancy prevention through menopause. In December 2022, the Company changed its business to become a pharmaceutical royalty company, primarily collecting royalties from its licensees. The Company is no longer engaging in research and development or commercial operations.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies, including the exploration of potential strategic alternatives that may include, but are not limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions, and the completion of such a review process as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether the company’s licensees will be successful at commercializing the products that they licensed and acquired from TherapeuticsMD; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor and any adjustments to the net working capital purchased as part of the Mayne Pharma transaction; whether the company is successful in identifying strategic pathways to create additional shareholder value; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

Marlan D. Walker
Chief Executive Officer
561-961-1900
IR@TherapeuticsMD.com

Lisa M. Wilson
In-Site Communications, Inc.
212-452-2793
lwilson@insitecony.com

Source: TherapeuticsMD, Inc.